Exhibit 99.2
AERT Business Update
Thursday July 3, 4:55 pm ET
SPRINGDALE, Ark., July 3, 2008 (PRIME NEWSWIRE) — AERT, Inc. (NasdaqCM:AERT — News), the leader in the Green building materials market, today announced the implementation of a process re-engineering plan designed to increase manufacturing efficiency, reduce expenses and increase cash flow. The plan identifies savings in labor, equipment, and support contracts while focusing the company’s resources on sales, R&D, operations and customer service. According to AERT President Tim Morrison, the plan, when fully executed, is expected to save an estimated $4 million a year and will allow the Company to better focus on activities that will create more value for customers and shareholders.
“This re-engineering plan follows the restructuring actions at the Texas and Louisiana facilities as we continue to refine AERT’s business model with increased focus on the renovation, remodeling, export, and recycling markets. AERT has largely exited the new home construction segment which in the past has required more overhead and infrastructure than will our new business model,’’ stated Joe Brooks, CEO of AERT. “AERT is thus better positioned to focus its resources to support growth in today’s world. Tim Morrison brings a fresh and professional perspective to these endeavors and we appreciate his leadership and experience as we all work to move AERT to the next level.’’
A 5% headcount reduction is being implemented; however, this reduction, according to Morrison, will not hinder the Company’s ability to handle expected growth. “There are several steps in the re-engineering process. The overall plan includes manufacturing and process control changes, more efficient raw material utilization, and the reduction of corporate and manufacturing overhead,’’ Morrison stated.
About Advanced Environmental Recycling Technologies, Inc.
Since 1989, AERT (NasdaqCM:AERT — News) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See http://www.choicedek.com for more information. AERT’s MoistureShield(r) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state-of-the-art recycling facility under construction in Watts, Oklahoma. This LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit http://www.aertinc.com.
Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as “forward-looking statements’’ within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.
AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.’s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
The AERT, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4905
Contact:
The Birkhill Group, LLC for AERT, Inc.
David McCarthy
212-576-1515
Fax: 212-576-1117
Source: Advanced Environmental Recycling Technologies, Inc.